Exhibit 15.1

AUDIT ALLIANCE LLP®

A Top 18 Audit Firm

10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST

Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-289941) and Form S-8 (File No. 333-284468) of our report dated October 30, 2025, with respect to the audited consolidated financial statements of Big Tree Cloud Holdings Limited and its subsidiaries, which appears in the annual report on Form 20-F of Big Tree Cloud Holdings Limited for the year ended June 30, 2025.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

October 30, 2025